Exhibit 10.1

SIXTH AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT

This Sixth Amendment to Amended and Restated Loan Agreement (the "Sixth Amendment") is entered into effective as of December 31, 2012 by and between SUPERTEL HOSPITALITY, INC., a Virginia corporation ("Borrower") and GREAT WESTERN BANK, a South Dakota corporation ("Bank").

WHEREAS, on or about December 3, 2008, Borrower and Bank entered into that certain Amended and Restated Loan Agreement, pursuant to which Bank agreed to make certain Loans to Borrower (said Amended and Restated Loan Agreement as amended by any and all modifications or amendments thereto executed by Borrower and Bank are hereinafter referred to as the "Agreement"; terms used, but not defined herein, have the meanings set forth in the Agreement); and

WHEREAS, Borrower and Bank have agreed to amend certain terms and conditions in the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  Amendment to Section 1.01. The first paragraph of Section 1.01 of the Agreement is hereby amended and restated in its entirety as follows:

1.01.           The Revolving Loan.  Bank agrees, on the terms and conditions hereinafter set forth, to make loans to Borrower (collectively, the "Revolving Loan"), by means of one or more advances made from time to time during the period of time from the date hereof, to and including the earlier of June 30, 2013 (the "Revolving Loan Maturity Date"), or the date of the occurrence of an Event of Default (as hereinafter defined), not to exceed the lesser of (a) $12,500,000 ("the "Maximum Revolving Loan Amount") or (b) the availability under the Borrowing Base (as hereinafter defined) after taking into consideration the outstanding principal amount of Term Loan 2 and Term Loan 4 (the "Borrowing Base Availability").

SECTION 2.  Amendment to Section 1.01A(E)(1).  Section 1.01A(E)(1) is hereby amended and restated in its entirety as follows:

(1)           Beginning on the 5th day of January, 2012 and continuing on the 5th day of each month thereafter, Borrower shall make monthly payments of principal and interest on Term Loan 4 based upon a twenty (20) year amortization schedule.  Borrower and Bank acknowledge and agree that, in the event Borrower makes a prepayment on the principal amount of Term Loan 4, Bank will re-calculate the monthly principal and interest payments based on such reduced outstanding principal amount of Term Loan 4.

SECTION 3.  Amendment to Section 1.03(E)(1).  Section 1.03(E)(1) is hereby amended and restated in its entirety as follows:

(1)           Beginning on the 5th day of the first month following the funding of Term Loan 2 and continuing on the 5th day of each month thereafter, Borrower shall make monthly payments of principal and interest on Term Loan 2 based upon a twenty (20) year amortization schedule.  Borrower and Bank acknowledge and agree that, in the event Borrower makes a prepayment on the principal amount of Term Loan 2, Bank will re-calculate the monthly principal and interest payments based on such reduced outstanding principal amount of Term Loan 2.

SECTION 4.  Amendment to Section 4.01.  Section 4.01 is hereby amended by amending and restating Sections 4.0(G) and (H) in their entirety all as follows:

(G)           Loan Debt Service Coverage Ratio.  Borrower shall, at all times, maintain a "Debt Service Coverage Ratio" (Adjusted Net Operating Income divided by Imputed Debt Service) of at least 1.20 to 1.00, which shall be tested at the end of each fiscal quarter.  "Adjusted Net Operating Income" is defined as the net operating income of Borrower for the Hotels owned by the Hotel Owners as of the end of the applicable fiscal quarter, for the preceding twelve (12) month period, minus (a) an amount equal to four percent (4%) of gross room revenues from the Hotels owned by the Hotel Owners as of the end of the applicable fiscal quarter for furniture, fixtures and equipment reserve and (b) an amount equal to four percent (4%) of gross room revenues from the Hotels owned by the Hotel Owners as of the end of the applicable fiscal quarter for management fees and expenses.  "Imputed Debt Service" is defined as (a) the actual principal and interest payments on Term Loan 2 and Term Loan 4 required for the twelve (12) month period following the applicable fiscal quarter and (b) the annual principal and interest payments required to fully amortize the total maximum amount that can be advanced to Borrower under the Revolving Loan, regardless of the amount of the Revolving Loan that has been advanced to Borrower, based on a twenty (20) year amortization using the then current Revolving Loan Interest Rate.  If the Debt Service Coverage Ratio falls below the requirement set forth in this paragraph, the Borrowing Base shall be decreased so that the Debt Service Coverage Ratio meets the ratio set forth in this paragraph, and any principal advanced in excess of the Borrowing Base amount will be immediately due and payable.  Borrower may request approval from Bank, which Bank may approve or disapprove at its discretion, to pledge additional real estate as Collateral for the Loans to maintain compliance with the covenants and conditions of the Loan Documents or to cure any non-compliance with any of the affirmative covenants in this Agreement.  The request for approval to add additional Collateral shall not be deemed to affect in any manner Bank's rights under this Agreement or the other Loan Documents for the failure of Borrower to comply with the requirements of this Agreement.  With respect to each parcel that will be substituted as Collateral for the Loans, the requirements of Section 2.03 of this Agreement must be met to Bank's satisfaction as to such parcel prior to such parcel being added as Collateral.

(H)           Consolidated Debt Service Coverage Ratio.  Borrower shall, at all times, maintain a "Consolidated Debt Service Coverage Ratio" (Adjusted Consolidated Net Operating Income divided by Imputed Consolidated Debt Service) of at least 1.05 to 1.00, which shall be tested at the end of each fiscal quarter.  “Adjusted Consolidated Net Operating Income” shall be determined in the same manner as Adjusted Net Operating Income in Section 4.01(G), except that Adjusted Consolidated Net Operating Income shall be determined with respect to the hotels owned by Borrower on a consolidated basis as of the end of the applicable fiscal quarter.  "Imputed Consolidated Debt Service" shall be defined as the total of: (a) the Imputed Debt Service (determined as provided in Section 4.01(G)), (b) the annual principal and interest payments on all other non-revolving loan obligations of Borrower required for the twelve (12) month period following the applicable fiscal quarter, and (c) the annual principal and interest payments required to fully amortize the maximum amount that can be advanced to Borrower under all of the other revolving or multiple advance loan obligations of Borrower at then current interest rates, regardless of the amounts of such revolving or multiple advance loan obligations that have actually been advanced to Borrower, calculated in the same manner as the Imputed Debt Service; provided, that the principal and interest payments on loan obligations of Borrower that financed the acquisition or development of any new hotel within the preceding twelve (12) month period shall be determined on a pro forma basis by taking the current scheduled principal and interest payment on such loan obligation and multiplying such current payment by the number of months that such new hotel has been owned, opened and operated by Borrower.  As used in this Section 4.01(H), the term "Borrower" shall include all entities included in Borrower's consolidated financial statements.

SECTION 5.  Amendment to Section 1.05.  Section 1.05 of the Agreement is hereby amended by inserting the following sentence at the end of such Section:

Notwithstanding any provision contained herein to the contrary, Borrower shall not be required pay the Prepayment Fee in connection with a prepayment of any Loan resulting from the sale of a Hotel to a third party that is not related to, or otherwise affiliated with, Borrower.

SECTION 6.  Amendment to Defined Terms.  From and after the date of this Sixth Amendment, references in the Agreement to:

(a)	"Loans" shall mean the Revolving Loan, Term Loan 2, and Term Loan 4;

(b)	"Notes" shall mean the Revolving Note, Term Loan 2 Note and Term Loan 4 Note, together with any amendments thereto or refinancings thereof; and

SECTION 7.      Waiver.  Notwithstanding the provisions contained in the Agreement to the contrary, Bank on a one-time basis waived its right to collect 100% of the net proceeds from the sale of the last three (3) Hotels sold by Borrower in 2012.  Instead, Bank released such lien after it received $3,044,537 of the $3,774,864 net proceeds and allowed Borrower to retain the remaining $730,327 for working capital.  Bank's agreement to accept less than 100% of such net proceeds shall be effective only in the specific instance for which it was made, and shall not obligate Bank to release its lien on any other Hotels sold by Borrower for less than 100% of the net proceeds of such sale.

SECTION 8.       Effectiveness.  The effectiveness of this Sixth Amendment is subject to the condition precedent that Bank shall have received (a) counterparts of this Sixth Amendment duly executed by Borrower and Bank (b) an amendment fee in the amount of $10,000.

SECTION 9.       Representations and Warranties of Borrower.  Borrower represents and warrants as follows:

(a)	Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

(b)
The execution, delivery and performance by Borrower of this Sixth Amendment and performance by Borrower of the Agreement, as amended hereby, are within Borrower's powers, have been duly authorized by all necessary company action and do not contravene (i) Borrower's articles of incorporation, or (ii) any law or any contractual restriction binding on or affecting Borrower, or result in, or require, the creation of any lien, security interest or other charge or encumbrance upon or with respect to Borrower's properties, except as contemplated by the Agreement, as amended hereby.

(c)
No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by Borrower of this Sixth Amendment or the Agreement, as amended hereby.

(d)
This Sixth Amendment and the Agreement, as amended hereby, constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting creditor's rights in general or general principles of equity.

(e)
There is no pending or threatened action or proceeding affecting Borrower before any court, governmental agency or arbitrator, which may materially adversely affect the financial condition or operations of Borrower.

(f)	No Event of Default listed in Section 5.01 of the Agreement has occurred and is continuing.

SECTION 10.     Reference to and Effect on the Agreement.

(a)
On and after the date hereof, each reference in the Agreement to "this Agreement", "hereunder" "hereof", "herein" or words of like import shall mean and be a reference to the Agreement as amended hereby.

(b)	Except as specifically amended above, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

(c)
The execution, delivery and effectiveness of this Sixth Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Bank under the Agreement, nor constitute a waiver of any provision of the Agreement.

SECTION 11.      Execution in Counterparts.  This Sixth Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

SECTION 12.      Governing Law.  This Sixth Amendment shall be governed by, and construed in accordance with, the laws of the State of Nebraska, without regard to its principles of conflict laws.

SECTION 13.      Costs and Expenses.  Borrower agrees to pay on demand all costs and expenses in connection with the preparation, execution, delivery and administration of this Sixth Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for Bank.

IN WITNESS WHEREOF, the undersigned have executed this Sixth Amendment effective as of the first date written above.

BORROWER:
SUPERTEL HOSPITALITY, INC., a Virginia corporation

By:      /s/ Corrine L. Scarpello
Corrine L. Scarpello
Chief Financial Officer and Secretary

BANK:
GREAT WESTERN BANK, a South Dakota corporation

By:      /s/ Michael T. Phelps
Michael T. Phelps,
Vice President Business Banking